SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): March 4, 1996




                         GUARDSMAN PRODUCTS, INC.
            (Exact name of registrant as specified in charter)


               DELAWARE                1-4704             38-0593900
       (State or other jurisdic-    (Commission         (IRS Employer
        tion of incorporation)      File Number)      Identification No.)


       3033 ORCHARD VISTA DRIVE, S.E., SUITE 200
         P.O. BOX 1521, GRAND RAPIDS, MICHIGAN             49501
       (Address of principal executive offices)          (Zip Code)



                              (616) 957-2600
           (Registrant's telephone number, including area code)


                              NOT APPLICABLE
       (Former name or former address, if changed since last report)









ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

     As publicly announced on March 4, 1996, Guardsman Products, Inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lilly Industries, Inc., an Indiana Corporation ("Parent") and LP Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Lilly (the "Purchaser").

     As a condition to Parent's willingness to enter into the Merger Agreement, Irwin Wayne Uran, James L. Sadler and John H. Sadler (the "Major Stockholders"), each a stockholder of the Company, have entered into identical letter agreements (the "Letter Agreements") with Parent regarding their shares of Common Stock, par value $1.00 per share, of the Company (the "Shares"). Copies of the Letter Agreements are filed as Exhibit 5 to the Schedule 14D-9 filed by the Company on March 8, 1996 and are incorporated as Exhibit 99(b) to this Form 8-K. These Letter Agreements are also here incorporated by reference. The Company has been informed that the Major Stockholders, collectively beneficially own approximately 48% of the outstanding Shares on a fully diluted basis.

          In each Letter Agreement, each Major Stockholder agrees as follows:

          (i) to validly tender into the Offer to Purchase, dated March 8, 1996, (the "Offer") and not withdraw, all Shares beneficially owned by him;

          (ii) if requested by Parent, to vote all of his Shares in favor of the transactions contemplated by the Merger Agreement, and against any action or arrangement that would interfere with the successful completion of those transactions;

          (iii) to not sell, transfer or grant voting rights with respect to, or agree to sell, transfer or grant voting rights with respect to, any of his Shares other than as part of the transactions contemplated by the Merger Agreement, and likewise to not purchase any additional Shares while those transactions are pending; and

          (iv) to not solicit or encourage the making of any other proposal intended to lead to the acquisition of his Shares or any other extraordinary transaction involving the Company.

          Each Letter Agreement provides that it will remain in effect until the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are successfully completed or the Merger Agreement is terminated (either by Parent or the Company) in accordance with its terms.

          In addition, each Major Stockholder has granted to Parent a proxy to vote his Shares in favor of approving the Merger and against any action, agreement or arrangement that would result in a breach of the Merger Agreement or delay or interfere with the Offer or the merger of Purchaser into the Company (the "Merger"). Copies of the proxies signed by each Major Stockholder are filed as Exhibit 6 to the Schedule 14D-9 filed by the Company on March 8, 1996 and are incorporated as Exhibit 99(c) to this Form 8-K. These proxies are also here incorporated by reference. The proxy is irrevocable and terminates upon the first to occur of (i) consummation of the Merger, (ii) termination of the Merger Agreement in accordance with its terms, and (iii) termination of the Letter Agreement by Parent.



ITEM 5.  OTHER EVENTS

     In connection with the Agreement and Plan of Merger described in Item
1. above, Parent has filed a Tender Offer Statement pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934, as amended, on Schedule 14D-1 dated March 8, 1996. In the Schedule 14D-1, Parent references selected financial information for the Company for the year ended
December 31, 1995. This information was obtained from the Company's audited consolidated financial statements for such year. By this report, the Company is filing as Exhibit 99(a) its audited financial statements as of December 31, 1995 and for the period then ended. The consent of Guardsman's independent Public Accountants is included as Exhibit 23.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   GUARDSMAN PRODUCTS, INC.



Dated:  March 11, 1996             By: /S/ HENRY H. GRAHAM, JR.
                                       Henry H. Graham, Jr.
                                       Vice President of Finance, Chief
                                        Financial Officer and Treasurer











                               EXHIBIT INDEX


EXHIBIT                       DOCUMENT

23                  Consent of independent Public Accountants

27                  Financial Data Schedule.

99(a) Guardsman Products, Inc. Audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and report of Independent Public Accountants as of December 31, 1995 and for the period then ended.

99(b) Letter Agreements dated March 4, 1996 between Parent and each of Irwin Wayne Uran, James L. Sadler and John
                    H. Sadler. Previously filed as Exhibits 5(a), 5(b) and 5(c) to the Schedule 14D-9 filed by the Company on March 8, 1996.

99(c) Proxies dated March 4, 1996 given to Parent by each of Irwin Wayne Uran, James L. Sadler and John H. Sadler. Previously filed as Exhibits 6(a), 6(b) and 6(c) to the
                    Schedule 14D-9 filed by the Company on March 8, 1996.